WAIVER AND AGREEMENT

      THIS WAIVER AND AGREEMENT (the "Agreement" or "Waiver and Agreement") is entered into as of February 9, 2006, by and among Patriot Scientific Corporation, a corporation duly organized and existing under the laws of the State of Delaware (the "Company" or "Patriot") and Lincoln Ventures, LLC (hereinafter referred to as "LVL" or the "Investor").

                                    RECITALS:

      Whereas, pursuant to agreements between the parties, PATRIOT issued certain warrants and other securities to LVL;

      Whereas, LVL has agreed to waive its rights to receive a portion of the dividends to which it would otherwise entitled under the terms of the following warrants (collectively, the "Subject Warrants") which remain outstanding as of the date hereof:

           Holder               Date of Issuance         Date of Issuance      Number of Shares
           ------               ----------------         ----------------      ----------------
      Lincoln Ventures          Debt Wrrnt #5                3/24/2003             3,963,414

      Lincoln Ventures          Debt Wrrnt #7                 6/9/2003             2,307,692

      Lincoln Ventures          Debt Wrrnt #12               3/24/2004             3,366,727

      Lincoln Ventures          Debt Warrant #14            11/17/2004             9,431,137

      Lincoln Ventures          Debt Warrant #15            11/18/2004             4,000,000

      Lincoln Ventures          Debt Wrrnt #13               5/11/2004             6,951,428

      Lincoln Ventures          Debt Wrrnt #10              10/21/2003             2,142,857

      Whereas, the PARTIES mutually desire to enter into this Waiver and Agreement.

                                     TERMS:

      NOW, THEREFORE, the parties agree as follows:

1. PARTIAL WAIVER OF DIVIDENDS. Section 5(a) of each of the Subject Warrants is hereby amended and restated to read in full as follows:

      5.    Anti-Dilution Adjustments.

            (a) Distribution. If at any time after the Issue Date hereof, the Company shall declare or make any distribution of its assets (or rights to acquire its assets) or shares of its capital stock (other than Common Stock) to Holders of Common Stock of the Company as a partial liquidating dividend, by way of return of capital or otherwise (including any dividend or distribution to the Company's shareholders in cash or shares [or rights to acquire shares] of capital stock of any other public or private company, including but not limited to a subsidiary or spin-off of the Company (a "Distribution")), then the Holder of this Warrant shall be entitled to immediately receive the amount of such distribution (in kind) which would have been payable to the Holder with respect to the shares of Common Stock issuable upon a Full Exercise (as defined below) of this Warrant as of the declaration of such dividend (without regard to any contractual, legal or regulatory limitations on the amount of such conversion), had such Holder been the holder of such shares of Common Stock on the record date for determination of shareholders entitled to such Distribution. For purposes of this subsection 5(a), with respect to a given Distribution, "Full Exercise" (i) shall mean a full Cash Exercise, if the Market Price (as defined herein), as determined on the record date ("Record Date") for determination of shareholders entitled to the subject Distribution is less than $.15, and (ii) shall mean a full Cashless Exercise, if the Market Price, as determined on the Record Date, is greater than or equal to $.15.

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

2. NO FURTHER MODIFICATION. Except as set forth in this Agreement and/or the Agreement with regard to Exercise Price Resets and 4.99% Limitation entered into by the parties concurrently with this Agreement, all of the terms and provisions of the Subject Warrants in effect as of the date of this Agreement shall remain unmodified and in full force and effect.

      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of this 9th day of February, 2006.


COMPANY:                                             LINCOLN VENTURES, LLC
PATRIOT SCIENTIFIC CORPORATION


By:                                                  By:
   ----------------------------------                   ----------------------
   David H. Pohl,                                       Tony A. Adams, Manager
   Chief Executive Officer


By:----------------------------------
   Thomas J. Sweeney,
   Chief Financial Officer


ADDRESS:

Patriot Scientific Corporation
10989 Via Frontera
San Diego, CA 92127
Telephone: (858) 674-5000
Facsimile: (858) 674-5005

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